EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

iCAD, Inc.
Nashua, New Hampshire

We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-8 (No. 33-72534), (No. 333-99973) and (No. 333-119509) and on Form S-3 (No. 333-121821), (No. 333-112689) and (333-110977) of our reports dated March 31, 2006, relating to the consolidated financial statements and schedule, and the effectiveness of the internal controls over financial reporting of iCAD, Inc. appearing in the Annual Report on Form10-K for the year ended December 31, 2005.

/s/ BDO SEIDMAN, LLP

Boston, Massachusetts March 31, 2006